Exhibit 99.1

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

MAN SANG INTERNATIONAL LIMITED
(Incorporated in Bermuda with limited liability)
(Stock Code: 938)

SUSPENSION OF TRADING

At the request of Man Sang International Limited (the “Company”), trading in the ordinary shares of HK$0.10 each in the issued capital of the Company on The Stock Exchange of Hong Kong Limited was suspended from 2:30 p.m. on Thursday, 16 July 2009 pending the issue of an announcement relating to certain proposed transactions of the Group which are price-sensitive in nature.

As at the date of this announcement, the Board comprises three executive Directors, namely Mr. Cheng Chung Hing (Chairman), Mr. Cheng Tai Po (Deputy Chairman) and Ms. Yan Sau Man, Amy, and three independent non-executive Directors, namely Mr. Lee Kang Bor, Thomas, Mr. Kiu Wai Ming and Mr. Lau Chi Wah, Alex.

Hong Kong, 16 July 2009

By order of the board of
Man Sang International Limited
Pak Wai Keung, Martin
Company secretary